                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Nos. 333-32627;
                                                                  333-32627-01

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 24, 1997

                                  $250,000,000

                             AMERICAN STANDARD INC.

             GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY

                        AMERICAN STANDARD COMPANIES INC.

                          7 3/8% SENIOR NOTES DUE 2005
                            ------------------------
     The 7 3/8% Senior Notes due 2005 (the "Senior Notes") are being offered (the "Offering") by American Standard Inc. (the "Issuer"). Interest on the Senior Notes will be payable on April 15, and October 15 of each year, commencing October 15, 1998. The Senior Notes will not be redeemable by the Issuer prior to maturity and will not be entitled to any sinking fund.

     The Senior Notes will be unconditionally guaranteed (the "Senior Note Guarantees") as to payment of principal, premium, if any, and interest by American Standard Companies Inc. (the "Guarantor"). The Senior Notes will be senior unsecured obligations of the Issuer and the Guarantor and will rank pari passu with all other unsecured unsubordinated obligations of the Issuer and Guarantor, as the case may be.

     The Senior Notes will be represented by one or more global securities (the "Global Notes") registered in the name of The Depository Trust Company ("DTC"). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Senior Notes in definitive form will not be issued. See "Description of Senior Notes".

     SEE "RISK FACTORS" ON PAGES 6-8 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THE ACCOMPANYING PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                     PRICE TO        UNDERWRITING             PROCEEDS TO
                                    PUBLIC(1)         DISCOUNT(2)            COMPANY(1)(3)
                                    ---------        ------------            -------------
Per Note.........................    99.488%            1.000%                  98.488%
Total............................  $248,720,000       $2,500,000             $246,220,000

---------------
(1) Plus accrued interest, if any, from April 13, 1998.

(2) The Issuer and the Guarantor have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting estimated expenses of $100,000 payable by the Issuer.
                            ------------------------
     The Senior Notes offered hereby are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Senior Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about April 13, 1998, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.
                            ------------------------
            The date of this Prospectus Supplement is April 7, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NOTES TO COVER ANY SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITER. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     Certain of the statements contained in this Prospectus Supplement, the accompanying Prospectus and in documents incorporated herein by reference (other than the historical financial data and other statements of historical fact), including, without limitation, statements as to management's expectations and belief presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated herein by reference, are forward-looking statements. Forward-looking statements are made based upon management's expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. There are certain important factors that could cause actual results to differ materially from estimates reflected in such forward-looking statements, including the level of new construction activity in the Company's Air Conditioning Products' and Plumbing Products' markets; production levels of trucks and buses in the Company's Automotive Products' markets, particularly in Western Europe; changes in U.S. or international economic conditions, such as inflation, interest rate fluctuations or recessions in the Company's markets; pricing changes to the Company's products or those of its competitors, and other competitive pressures on pricing and sales; changes in the markets for medical diagnostic products; integration of acquired businesses; risks generally relating to the Company's international operations (see "Risk
Factors -- International Operations" and "-- Tax Matters"); and transactions or other events affecting the need for, timing and extent of the Company's capital expenditures. See "Risk Factors" in the accompanying Prospectus and "Results of Operations for 1997 Compared with 1996 and 1996 Compared with 1995," incorporated herein by reference.

     While the Company periodically reassesses material trends and uncertainties affecting the Company's financial condition and results of operation in connection with its preparation of management's discussion and analysis of financial condition and results of operations contained in its quarterly and annual reports, the Company does not intend to review or revise any particular forward-looking statement referenced in this Prospectus Supplement, the accompanying Prospectus or incorporated herein by reference in light of future events.

                                  THE COMPANY

     American Standard is a globally oriented manufacturer of high quality, brand-name products in three major product groups: air conditioning systems (60% of 1997 sales); bathroom and kitchen fixtures and fittings (24% of 1997 sales); and braking and control systems for medium-sized and heavy trucks, buses, trailers and utility vehicles (16% of 1997 sales). These percentages exclude the new Medical Systems segment which had sales of $50 million in the last six months of 1997, following the June 30, 1997 acquisition of the medical diagnostics business of Sorin Biomedica SpA and INCSTAR Corporation. American Standard is a market leader in each of its three major business segments in the principal geographic areas where each competes. The Company's brand names include TRANE(R) and AMERICAN STANDARD(R) for air conditioning systems, AMERICAN STANDARD(R), IDEAL STANDARD(R), STANDARD(R) and PORCHER(R) for plumbing products, WABCO(R) for braking and related systems and LARA(R), Copalis(R) and DiaSorin(TM) for medical diagnostic systems. The Company emphasizes technologically advanced products such as air conditioning systems that utilize energy-efficient compressors and environmentally-preferred refrigerants, water-saving plumbing products and commercial vehicle braking and related systems (including antilock braking systems) utilizing electronic controls.

     American Standard's business strategy is to promote growth in sales and earnings. Key elements of this strategy are:

        - INCREASE MARKET SHARES. American Standard plans to increase the market shares of its products by developing, manufacturing and selling high quality, technologically advanced products and by providing superior customer service.

        - EXPAND SALES IN DEVELOPING MARKETS. American Standard plans to build on its historical global presence by focusing a significant portion of its new business activities (principally through joint ventures in which American Standard has operating control) in developing market areas with the potential for high economic growth and/or demand for the Company's products, such as the Far East, including the People's Republic of China ("PRC"), Latin America and Eastern Europe.

        - CONTINUE APPLICATION OF DEMAND FLOW. To build on its position as a leader in each of its industries, American Standard continues to apply principles of DEMAND FLOW(R)* technology ("Demand Flow") to all its businesses. Demand Flow is an advanced manufacturing technology based upon a production flow process that brings material into and through the manufacturing process in response to customer demand. American Standard's use of Demand Flow is designed to streamline processes, improve product quality, enhance customer service and reduce product cycle times, while improving efficiency, reducing working capital needs and lowering costs. American Standard believes that Demand Flow, which it began to apply in 1990, has resulted in significant benefits.

     American Standard Companies Inc. (the "Guarantor") is a Delaware corporation that has as its only significant asset all the outstanding common stock of American Standard Inc., a Delaware corporation (the "Issuer"). "American Standard" or "the Company" refers to the Guarantor and the Issuer, including their consolidated subsidiaries.

---------------

* Demand Flow is a registered trademark of J-I-T Institute of Technology, Inc.

                                USE OF PROCEEDS

     On April 7, 1998, the Issuer mailed notice to the applicable trustee of its election to redeem, on June 1, 1998 (the "Redemption"), the $740.2 million principal amount of its 10 1/2% Senior Subordinated Discount Debentures due 2005 and $200 million principal amount of its 9 7/8% Senior Subordinated Notes due 2001. The Issuer currently intends to apply the net proceeds from the Offering (estimated to be approximately $246,120,000), together with the net proceeds from the January 15, 1998 sale of $350,000,000 principal amount of the Issuer's 7 3/8% Senior Notes due 2008 and February 13, 1998 sale of $125,000,000 principal amount of the Issuer's 7 1/8% Senior Notes due 2003 and $275,000,000 principal amount of the Issuer's 7 5/8% Senior Notes due 2010, to the Redemption. On or after June 1, 1998, the Senior Subordinated Discount Debentures are redeemable at a price of 104.66% of the principal amount, plus accrued and unpaid interest, and the Senior Subordinated Notes are redeemable at a price of 102.82% of the principal amount, plus accrued and unpaid interest.

     Pending the Redemption, the net proceeds from the Offering will first be applied to reduce borrowings (but not commitments) under the revolving portion of the Company's $1.75 billion senior bank credit facility (as amended, the "Credit Agreement") to the extent borrowings are outstanding as of the closing date of the Offering, and otherwise be invested in short term securities. The current interest rate on U.S. dollar denominated borrowings under the Credit Agreement is approximately 6.5% per annum.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth, for the Company, the ratio of earnings to fixed charges for the periods indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                          1993   1994   1995   1996   1997
                                                          ----   ----   ----   ----   ----
Ratio of Earning to Fixed Charges(a)....................  (b)    (b)    2.0    1.3    2.0

---------------
(a) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense, and a portion of rentals determined to be representative of interest. Earnings consist of consolidated net income before income taxes, plus fixed charges other than capitalized interest but including the amortization thereof, adjusted by the excess or deficiency of dividends over income of entities accounted for by the equity method.

(b) Earnings were insufficient to cover fixed charges for the years ended December 31, 1993, and 1994, by $80.5 million and $16.0 million, respectively. The calculations for 1996 included a non-cash asset impairment charge of $235.2 million resulting from the adoption of Statement of Financial Accounting Standards No. 121. Excluding that charge, the ratio of earnings to fixed charges for the year 1996 would have been 2.3.

                          DESCRIPTION OF SENIOR NOTES

     The following description of the particular terms of the Senior Notes offered hereby (referred to in the accompanying Prospectus as "Senior Debt Securities") supplements, and to the extent inconsistent therewith supercedes, the description of the general terms and provisions of Notes set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

GENERAL

     The Senior Notes are to be issued under an Indenture (the "Indenture") among the Issuer, the Guarantor and The Bank of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to all provisions of the Indenture, including the definitions of certain terms therein and those terms that are made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus or the Indenture.

     The Senior Notes will be limited to $250,000,000 aggregate principal amount and will mature on April 15, 2005. The Senior Notes will be unsecured obligations of the Issuer. The Senior Notes constitute a separate series of Senior Debt Securities under the Indenture and will be issued in denominations of $1,000 and integral multiples of $1,000. The Senior Notes will bear interest from April 13, 1998, payable on April 15 and October 15 of each year, commencing October 15, 1998, to the persons in whose names the Senior Notes are registered on the preceding April 1 and October 1, respectively.

     Principal and interest on the Senior Notes will be payable, the transfer of Senior Notes will be registrable and the Senior Notes may be presented for exchange, at the office or agency of the Issuer maintained for such purpose (which initially will be at the corporate trust office of the Trustee located at 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Services). So long as the Senior Notes are represented by Global Notes, the interest payable on the Senior Notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns as the registered owner of such Global Notes, by wire transfer of immediately available funds on each applicable interest payment date. If any of the Senior Notes are no longer represented by a Global Note, payment of interest may, at the option of the Issuer, be made by check mailed to the address of the person entitled thereto. No service charge will be made for any transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Senior Notes are not redeemable by the Issuer prior to maturity and will not be entitled to the benefit of a sinking fund.

     The covenants described under "Description of Debt Securities -- Certain Covenants" including "-- Existence," "-- Maintenance of Properties,"
"-- Insurance," and "-- Payment of Taxes and Other Claims" as well as the provisions described under "Description of Debt Securities -- Merger, Consolidation or Sale of Assets" in the accompanying prospectus will be applicable to the Senior Notes.

     LIMITATION ON LIENS. The Indenture will provide that, with respect to the Senior Notes, the Issuer and the Guarantor will not, nor will either permit any of their Subsidiaries to, create, incur, or permit to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of either of the Issuer or the Guarantor, without effectively providing that the Senior Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens existing as of the closing date of the Offering (the "Closing Date"); (ii) Liens granted after the Closing Date on any assets or properties of the Issuer or the Guarantor or any of their Subsidiaries securing Indebtedness of the Issuer or the Guarantor created in favor of the Holders of such series; (iii) Liens securing Indebtedness of the Issuer or the Guarantor which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Issuer or the Guarantor or any of their Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Permitted Liens; and (v) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (iv), provided that, based on a good faith determination of an officer of each of the Issuer and the Guarantor, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

     Notwithstanding the foregoing, the Issuer and the Guarantor and any Subsidiary may, without securing any series of Senior Notes, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (i) 10% of Consolidated Net Assets or (ii) $250,000,000.

     LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. The Indenture will provide that the Issuer and Guarantor will not, nor will either permit any of their Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of the Issuer or Guarantor or any of their Subsidiaries (except such transactions (i) entered into prior to the Closing Date or (ii) for the sale and leasing back of any property or asset by a Subsidiary of the Issuer or Guarantor to the Issuer or Guarantor or (iii) involving leases for less than three years or (iv) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement or full operations of such property or asset) unless (a) the Issuer or Guarantor or such Subsidiary would be entitled under the Limitation on Liens covenant above to create, incur or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the Senior Notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of Indebtedness of the Issuer or Guarantor or a Subsidiary of the Issuer or Guarantor which by its terms matures not earlier than one year after the date of such repayment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture will provide that the Issuer or the Guarantor may, without the consent of the holders of any outstanding Senior Notes, consolidate with or sell, lease or convey all or substantially all of their assets to, or merge with or into, any other entity provided that (a) either the Issuer or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Guarantor's and/or the Issuer's obligations to pay principal of (and premium, if any) and interest on all of the Senior Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering certain of such conditions shall be delivered to each Trustee.

BOOK-ENTRY, DELIVERY AND FORM

     The Senior Notes will be represented by one or more Global Notes that will be deposited with, or on behalf of DTC and registered in the name of Cede & Co., the nominee of DTC.

     DTC has advised the Issuer and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

     Unless and until it is exchanged in whole or in part for a certificate issued in definitive registered form ("Certificated Notes"), a Global Note may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

CERTAIN DEFINITIONS

     "Attributable Liens" means in connection with a sale and lease-back transaction, the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding securities issued under the Indenture (which may include securities in addition to the Senior Notes) determined on a weighted average basis and compounded semiannually) of the obligations of the lessee for rental payments during the term of the related lease.

     "Capital Lease" means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, participations, rights to purchase, warrants, options or other equivalents (however designated) of corporate stock or other equity of such Person.

     "Consolidated Net Assets" means as of any particular time the aggregate amount of assets after deducting therefrom all current liabilities except for
(a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, all as set forth on the most recent consolidated balance sheet of the Guarantor and its consolidated Subsidiaries and computed in accordance with GAAP.

     "Exempted Debt" means the sum of the following as of the date of determination: (i) Indebtedness of the Issuer or Guarantor incurred after the Closing Date and secured by Liens not otherwise permitted by the first sentence under Limitation on Liens above, and (ii) Attributable Liens of the Issuer and Guarantor and their Subsidiaries in respect of sale and lease-back transactions entered into after the Closing Date, other than sale and lease-back transactions permitted by the limitation on sale and lease-back transactions set forth under Limitation on Sale and Lease-Back Transactions above. For purposes of determining whether or not a sale and lease-back transaction is "permitted" by Limitation on Sale and Lease-Back Transactions, the last paragraph under Limitation on Liens above (creating an exception for Exempted
Debt) will be disregarded.

     "Facility" means the Amended and Restated Credit Agreement dated as of January 31, 1997 among American Standard Companies Inc., American Standard Inc., certain Subsidiaries of American Standard Inc., the lenders named therein and The Chase Manhattan Bank as Administrative Agent, as such agreement may be amended (including any amendment, restatement and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

     "Indebtedness" means, with respect to any Person, without duplication, (i) any Obligation of such Person relating to any indebtedness of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets, of such person or only to a portion thereof), (B) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such Person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such Person,
(C) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (D) with respect to letters of credit or bankers acceptances issued for the account of such Person or performance, surety or similar bonds, (E) for the payment of money relating to a Capital Lease obligation or (F) under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements; (ii) any liability of others of the kind described in the preceding clause (i), which such Person has guaranteed or which is otherwise its legal liability; and (iii) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) or (ii).

     "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Obligation" of any Person with respect to any specified Indebtedness means any obligation of such Person to pay principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expense or other amounts relating to such Indebtedness.

     "Permitted Liens" means (i) Liens securing Indebtedness arising under the Facility and any initial or subsequent renewal, extension, refinancing, replacement or refunding thereof; (ii) Liens on accounts receivable, merchandise, inventory, equipment, and patents, trademarks, trade names and other intangibles, securing Indebtedness; (iii) Liens on any asset of the Issuer and Guarantor, any Subsidiary, or any joint venture to which the Issuer or the Guarantor or any of their Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;
(iv)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property at the time of acquisition thereof or at the time of acquisition by the Issuer, Guarantor or a Subsidiary or any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vi) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (vii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens on key-man life insurance policies granted to secure Indebtedness of the Issuer and Guarantor against the cash surrender value thereof; (ix) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of the Issuer or the Guarantor under interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Issuer or the Guarantor or any of their Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or Guarantor or any of their Subsidiaries in the ordinary course of business and (xi) Liens in favor of the Issuer or Guarantor or any Subsidiary.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Subsidiary" means a Person (other than an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Issuer or by one or more other Subsidiaries of the Issuer. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement between the Issuer and the Guarantor, on the one hand, and Goldman, Sachs & Co. (the "Underwriters"), on the other hand (the "Underwriting Agreement"), the Issuer and the Guarantor have agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Issuer, the entire principal amount of the Senior Notes.

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Senior Notes, if any are taken.

     The Underwriters proposes to offer the Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a concession not to exceed .500% of the principal amount of the Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the Senior Notes to certain brokers and dealers. After the Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Issuer may or may not list the Senior Notes on a securities exchange. Even if listed, the Senior Notes will be new securities for which there currently is no market. Although the Underwriters have informed the Issuer that it currently intends to make a market in the Senior Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. If the Underwriters cease to act as a market maker for the Senior Notes for any reason, there can be no assurance that another firm or person will make a market in such Senior Notes. There can be no assurance that an active market for the Senior Notes will develop or, if a market does develop, at what price such Senior Notes will trade.

     In connection with the Offering, the Underwriters may purchase and sell the Senior Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Senior Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Senior Notes than it is required to purchase from the Issuer in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Senior Notes sold in the Offering may be reclaimed by the Underwriters if such Senior Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Senior Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

     The Underwriters and its affiliates in the past provided and may continue to provide investment banking and general financing and banking services to the Issuer and the Guarantor and their affiliates.

PROSPECTUS

                                 $1,000,000,000

                             AMERICAN STANDARD INC.
                  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                  PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                        AMERICAN STANDARD COMPANIES INC.

                             SENIOR DEBT SECURITIES
                      SENIOR SUBORDINATED DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                            ------------------------

    American Standard Inc. (the "Issuer") may offer from time to time its debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"). The Senior Debt Securities will be unconditionally guaranteed (the "Senior Debt Guarantees") as to payment of principal, premium, if any, and interest by the Issuer's parent, American Standard Companies Inc. (the "Guarantor"), the Senior Subordinated Debt Securities will be unconditionally guaranteed on a senior subordinated basis (the "Senior Subordinated Debt Guarantees") as to the payment of principal, premium, if any, and interest by the Guarantor, and the Subordinated Debt Securities will be unconditionally guaranteed on a subordinated basis (the "Subordinated Debt Guarantees" and, together with the Senior Debt Guarantees, the Senior Subordinated Debt Guarantees and the Subordinated Debt Guarantees, the "Debt Guarantees") as to the payment of principal, premium, if any and interest by the Guarantor. All of the indebtedness reflected in the Guarantor's consolidated financial statements constitutes indebtedness of its consolidated subsidiaries, including the Issuer.

    The Debt Securities may be offered as a single series or as two or more separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in an accompanying Prospectus Supplement. The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Issuer and any other specific terms in connection with the offering and sale of such series, will be set forth in a Prospectus Supplement or Prospectus Supplements. The Senior Debt Securities and the Senior Debt Guarantees, when issued, will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Issuer and the Guarantor, respectively; the Senior Subordinated Debt Securities and the Senior Subordinated Debt Guarantees , when issued, will be unsecured and will be subordinated in right of payment to all Senior Debt (as defined herein) of the Issuer and Senior Debt (as defined herein) of the Guarantor, respectively; and the Subordinated Debt Securities and the Subordinated Guarantees, when issued, will be unsecured and will be subordinated in right of payment to all Senior and Senior Subordinated Debt (as defined herein) of the Issuer and Senior and Senior Subordinated Debt (as defined herein) of the Guarantor, respectively. The terms of certain series of the Debt Securities may not restrict the incurrence of additional indebtedness.
                            ------------------------

    SEE "RISK FACTORS" ON PAGES 6-8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    The Debt Securities may be sold directly by the Issuer, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Issuer or any underwriters are involved in any sale of Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Issuer from such sale also will be set forth in a Prospectus Supplement.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is September 24, 1997.

                             AVAILABLE INFORMATION

     American Standard Companies Inc. (the "Guarantor") and its direct wholly-owned subsidiary, American Standard Inc. (the "Issuer" and together with the Guarantor and their consolidated subsidiaries, "American Standard" or the "Company"), are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Guarantor and the Issuer may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material of the Guarantor may also be inspected and copied at the office of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Guarantor and the Issuer, at http://www.sec.gov.

     This Prospectus constitutes part of a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Issuer and the Guarantor with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Reference is made to the Registration Statement and to the exhibits thereto, as well as to the documents incorporated by reference in this Prospectus, for further information with respect to the Issuer and the Guarantor, as well as the Debt Securities.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Guarantor (File No. 1-11415) and the Issuer (File No. 33-64450) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Guarantor's Annual Report on Form 10-K for the year ended December 31, 1996, including portions incorporated therein of the Guarantor's definitive Proxy Statement dated March 26, 1997.

          2. The Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

          3. The Guarantor's Current Report on Form 8-K filed July 15, 1997.

          4. The Issuer's Annual Report on Form 10-K for the year ended December 31, 1996.

          5. The Issuer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

          6. All other documents filed by the Guarantor and the Issuer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the applicable Debt Securities.

     The Guarantor will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to American Standard Companies Inc., One Centennial Avenue, P.O. Box 6820, Piscataway, NJ 08855-6820,
Attention: Office of the Secretary; telephone: (732) 980-6000.

     This Prospectus contains certain forward-looking information or statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information or statements. Many factors, including the following, could cause actual results to differ materially from any results reflecting such forward-looking information or statements: (i) changes in future conditions in one or more of the various geographic and/or product markets in which one or more of the Company's businesses competes, including, without limitation, as to governmental regulation (including attitudes as to competition by non-locally owned businesses); general economic conditions; weather or climate; local or non-local competitive factors; interest rate or currency fluctuations; and/or other conditions or factors, (ii) the ability to carry out successfully strategic corporate, marketing, tax and/or sales plans and (iii) accuracy as to assessments as to the effects of contingent liabilities, including, without limitations, taxes. The actual affect of such factors is difficult to predict and many are beyond the control of the Company. Accordingly, no assurances can be given as to the ultimate accuracy of forward-looking information or statements.
                            ------------------------

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute part of this Prospectus except as so modified, and any statements so superseded shall not be deemed to constitute part of this Prospectus.

     AMERICAN STANDARD(R), IDEAL STANDARD(R), STANDARD(R), TRANE(R) and WABCO(R) are registered trading marks of the Issuer. PORCHER(R) is a registered trademark of Porcher S.A., a subsidiary of the Issuer.

                                  THE COMPANY

     American Standard is a globally oriented manufacturer of high quality, brand-name products in three major product groups: air conditioning systems (59% of 1996 sales); bathroom and kitchen fixtures and fittings (25% of 1996 sales); and braking and control systems for medium-sized and heavy trucks, buses, trailers and utility vehicles (16% of 1996 sales). American Standard is a market leader in each of these business segments in the principal geographic areas in which it competes. The Company's brand names include TRANE(R) and AMERICAN STANDARD(R) for air conditioning systems, AMERICAN STANDARD(R), IDEAL STANDARD(R), STANDARD(R) and PORCHER(R) for plumbing products and WABCO(R) for braking and related systems. The Company emphasizes technologically advanced products such as air conditioning systems that utilize energy-efficient compressors and environmentally preferred refrigerants, water-saving plumbing products and commercial vehicle braking and related systems (including antilock braking systems) that utilize electronic controls. At December 31, 1996, American Standard had 106 manufacturing facilities in 35 countries.

     American Standard Companies Inc. (the "Guarantor") is a Delaware corporation that has as its only significant asset all the outstanding common stock of American Standard Inc., a Delaware corporation (the "Issuer"). Hereinafter, "American Standard" or "the Company" will refer to the Guarantor and the Issuer, including their consolidated subsidiaries.

OVERVIEW OF BUSINESS SEGMENTS

     Through 1996 American Standard operated three business segments: Air Conditioning Products, Plumbing Products and Automotive Products. In January 1997, the Issuer announced formation of its Medical Systems Group. As part of its operating strategies, the Company routinely evaluates potential investments in or acquisitions of new and related businesses.

     Air Conditioning Products. American Standard is a leading United States manufacturer of air conditioning systems for both domestic and export sales, and also manufactures air conditioning systems outside the United States. Air Conditioning Products manufactures "applied" (customer engineered, site-assembled) and "unitary" (self-contained, factory-assembled) air conditioning systems that are sold primarily under the TRANE(R) and AMERICAN STANDARD(R) names. Air Conditioning Products' sales to the commercial and residential markets represented approximately 75% and 25%, respectively, of Air Conditioning Products' total sales in 1996. Approximately 60% of Air Conditioning Products' sales in that period was to the replacement, renovation and repair markets, which have been less cyclical than the new residential and commercial construction markets. Management believes that Air Conditioning Products is well positioned for growth because of its high quality, brand-name products, significant existing market shares, the introduction of new product features such as electronic controls, the expansion of its broad distribution network and conversion to products utilizing environmentally preferred refrigerants.

     Plumbing Products. American Standard is a leading manufacturer in Europe, the United States and a number of other countries of bathroom and kitchen fixtures and fittings for the residential and commercial construction markets and retail sales channels. Plumbing Products manufactures and distributes its products under the AMERICAN STANDARD(R), IDEAL STANDARD(R), STANDARD(R) and PORCHER(R) names. Of Plumbing Products' worldwide 1996 sales, approximately 74% was derived from operations outside the United States and 26% was derived from operations in the United States. Management believes that Plumbing Products is well positioned for growth due to the high quality of its brand-name products, significant existing market shares in a number of countries and the expansion of existing operations in developing market areas throughout the world (principally the Far East, Latin America and Eastern Europe).

     Automotive Products. American Standard is a leading manufacturer, primarily in Europe and Brazil, of braking and related systems for the commercial and utility vehicle industry. Its most important products are pneumatic braking systems and related electronic and other control systems (including ABS) marketed under the WABCO(R) name for medium-size and heavy trucks, tractors, buses, trailers and utility vehicles. American Standard supplies vehicle manufacturers such as Mercedes-Benz, Volvo, Iveco (Fiat), RVI (Renault) and Rover. Management believes that Automotive Products is well positioned to benefit from any future improvement in market conditions in Europe and Brazil and increasing demand for ABS and other sophisticated electronic control systems in a number of markets (including the commercial vehicle market in the United States, where phase-in of ABS is mandated beginning in 1997), as well as from the technological advances embodied in its products and its close relationships with a number of vehicle manufacturers.

     Medical Systems. In January 1997, the Company announced formation of its Medical Systems Group to pursue initiatives in the medical diagnostics field. For the last several years the Company had supported the development of two small medical diagnostic products groups focusing on test instruments using laser technology and reagents. The Company had invested an aggregate of approximately $40 million in the development of these businesses through December 31, 1996. On June 30, 1997, the Company acquired the European medical diagnostic business of Sorin Biomedica S.p.A. ("Sorin"), an affiliate of the Fiat Group, and, in a merger, all outstanding shares of INCSTAR Corporation, a biotechnology company based in Stillwater, Minnesota, in which Sorin indirectly owned a 52% interest. Sorin and INCSTAR develop and market test reagents for clinical diagnostics and medical research and in 1996 had sales of approximately $80 million and $40 million, respectively. The aggregate cost of the acquisition was approximately $210 million, including fees and expenses and was funded with borrowings under the Company's existing bank facilities.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, as well as other information set forth or incorporated by reference in this Prospectus.

SUBSTANTIAL LEVERAGE

     At June 30, 1997, the Company's total indebtedness was approximately $2.4 billion, including short-term debt and the current portion of long-term debt. At June 30, 1997, the Company had scheduled principal payments of $15 million, $18 million and $171 million for the years 1997, 1998 and 1999, respectively. In January 1997, the Issuer entered into the $1.75 billion amended and restated credit facilities (the "Facilities"), consisting of a $1.375 billion revolving credit facility and a $375 million periodic access facility. At June 30, 1997, the Issuer had unused borrowing capacity under the Facilities of approximately $554 million.

     Borrowings under the Facilities are available to provide financing to redeem certain outstanding public debt securities of the Issuer and for other general corporate purposes. Subject to restrictions in the Facilities and its other debt instruments, the Issuer and its Subsidiaries may incur additional indebtedness from time to time to finance capital expenditures, joint ventures, acquisitions or other expenditures.

     The Company's substantial leverage could have important consequences, including: the need to use substantial portions of operating cash flow to meet interest and principal repayment obligations; exposure to interest rate fluctuations due to floating interest rates; increased vulnerability to changes in general economic conditions, competitive pressures and changes in government regulations; limiting its ability to obtain additional financing; and potential limitations on its ability to realize some or all of the benefit of significant business opportunities. In addition, the Company's results of operations reflect the effects of purchase accounting and significant interest expense resulting from its highly leveraged capital structure.

RANKING OF DEBT SECURITIES

     The indebtedness under the Facilities is secured by pledges of stock of the Issuer and its foreign and domestic subsidiaries. In addition, borrowings under the Facilities are guaranteed by the Guarantor, the Issuer and certain subsidiaries of the Issuer.

     The Debt Securities will not be secured and the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be subordinated to all Senior Debt, in the case of the Senior Subordinated Debt Securities, and Senior and Senior Subordinated Debt, in the case of Subordinated Debt Securities. The Debt Securities will also be effectively subordinated to creditors (including possibly the lenders under the Facilities and other lenders, tax authorities and trade creditors) and preferred stockholders (if any) of the Issuer's subsidiaries.

INTERNATIONAL OPERATIONS

     The Company conducts significant operations outside the United States, principally through subsidiaries, in most of the major countries of Western Europe, Brazil, the People's Republic of China ("PRC"), Thailand, Mexico, the Philippines, Bulgaria, the Czech Republic, Central American countries, Canada, Malaysia, South Korea, Taiwan, Australia and Egypt. In addition, the Company conducts business in these and other countries through affiliated companies and partnerships in which it owns 50% or less of the equity interest of such entities. The Company has manufacturing operations in 35 countries. International operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, governmental expropriation, political risks and risks of increases in taxes. In addition, various jurisdictions outside the United States have laws limiting the right and ability of non-United States subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies unless specified conditions are met.

     The Company's financial performance on a U.S. dollar denominated basis can be significantly affected by fluctuations in currency exchange rates. Such fluctuations have much less effect on local operating results, however because the Company generally sells its products within the countries in which they are manufactured. The asset exposure of foreign operations to the effects of exchange volatility has been partly offset by the denomination in foreign currencies of a portion of the Company's borrowings. The Company from time to time enters into agreements to reduce its foreign currency exposure. These agreements have not been and are not expected to be material.

TAX MATTERS

     The Company has from time to time reorganized and restructured, and may in the future reorganize and restructure, its international operations based on certain assumptions it believes to be correct relating to the various tax laws (including capital gains and withholding tax laws), United States and international tax treaty developments, international currency exchange and capital repatriation laws and other relevant laws applicable in non-United States jurisdictions. While management believes that such assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if such laws were to be changed or modified, the Company may experience adverse tax and other financial consequences.

     In connection with examinations of the tax returns of the Company's German subsidiaries for the years 1984 through 1990, German tax authorities have raised questions regarding the treatment of certain significant matters. In prior years the Company paid approximately $17 million (at June 30, 1997 exchange rates) of a disputed German income tax. A suit is pending to obtain a refund of this tax. In March 1996, the Company received an assessment, which it has appealed, for additional taxes of approximately $62 million (at June 30, 1997 exchange rates), principally relating to the 1988 to 1990 period, plus interest, for the tax return years under audit. In addition, significant transactions similar to those which gave rise to such assessment occurred in years subsequent to 1990. In June 1997, the German tax authorities commenced an audit of the years 1991 through 1994. Having assessed additional taxes for the 1988-1990 period, the German tax authorities might, after completing the current audit, propose tax adjustments for the 1991-1994 period that could be as much as 50% higher. The Company, on the basis of the opinion of German legal counsel, Meilicke & Partner, believes the German tax returns are substantially correct as filed and any such adjustments would be inappropriate and intends to vigorously contest any adjustments which have been or may be assessed. Accordingly, the Company has not recorded any loss contingency at June 30, 1997 with respect to such matters.

     The Company has agreed with the German tax authorities to make a partial security deposit in respect of the additional taxes and interest assessed in March 1996. Approximately $11 million (at June 30, 1997 exchange rates) was paid in January 1997 and, in addition, the Company has applied approximately $6 million (at June 30, 1997 exchange rates) of tax refunds due it with respect to the 1996 tax year to the security deposit. The tax authorities have granted a staying order for the balance of the additional taxes and interest assessed in March 1996, under which no further payment or other security will be required from the Company before litigation of the matter or a final resolution. During litigation, the Company would expect renewal of the staying order. Upon final resolution, the Company will be obligated to pay any tax liability in excess of the security deposit or the Company will receive a refund of any excess security deposit (with interest accruing on the additional tax from the date of assessment or the refund amount from the date of deposit, respectively).

     As a result of German tax legislation, first effective in 1994, the Company's tax provision in Germany was higher in 1994, 1995 and 1996, and will continue to be higher in 1997 and in the future.

As a result of this German tax legislation and the related additional tax provisions, the Company believes its tax exposure to the major issues under the audit referred to above will be reduced starting with the 1994 tax year and continuing thereafter into future years.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Debt Securities for general corporate purposes, which may include the repayment of outstanding debt, stock repurchases, certain investments, acquisitions, additions to working capital or capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth, for the Company, the ratio of earnings to fixed charges for the periods indicated.

                                                                                              SIX
                                                                                            MONTHS
                                                                                             ENDED
                                                           YEAR ENDED DECEMBER 31,         JUNE 30,
                                                       --------------------------------   -----------
                                                       1992   1993   1994   1995   1996   1996   1997
                                                       ----   ----   ----   ----   ----   ----   ----
Ratio of Earning to Fixed Charges(a).................  (b)    (b)    (b)    2.0    1.3    (b)    2.5

---------------
(a) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense, and a portion of rentals determined to be representative of interest. Earnings consist of consolidated net income before income taxes, plus fixed charges other than capitalized interest but including the amortization thereof, adjusted by the excess or deficiency of dividends over income of entities accounted for by the equity method.

(b) Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1993, and 1994 and the six months ended June 30, 1996, by $56.8 million, $80.5 million, $16.0 million, and $92.6 million, respectively. The six months ended June 30, 1996 and the year 1996 included a non-cash asset impairment charge of $235.2 million resulting from the adoption of Statement of Financial Accounting Standards No. 121. Excluding that charge, the ratio of earnings to fixed charges in those periods would have been 2.2 and 2.3, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), among the Issuer, the Guarantor and the trustee to be named therein. The Senior Subordinated Debt Securities are to be issued under a separate Indenture (the "Senior Subordinated Indenture"), also among the Issuer, the Guarantor and the trustee to be named therein. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture"), also among the Issuer, the Guarantor and the trustee to be named therein. The Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." The Indentures are subject to and qualified by the Trust Indenture Act of 1939, as amended (the "TIA"). Forms of the Indentures have been filed as exhibits to the Registration Statement. The trustees under the Indentures are collectively hereinafter referred to as the "Trustee." The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Capitalized terms not otherwise defined herein shall have the meaning given in the Indentures.

TERMS

     General. The Debt Securities will be direct unsecured obligations of the Issuer. The Senior Debt Securities and Senior Debt Guarantees will rank pari passu with other unsecured unsubordinated obligations of the Issuer and the Guarantor, respectively; the Senior Subordinated Debt Securities and Senior Subordinated Debt Guarantees will be unsecured and will be subordinated in right of payment to all Senior Debt of the Issuer and Senior Debt of the Guarantor, respectively; and the Subordinated Debt Securities and Subordinated Debt Guarantees will be unsecured and will be subordinated in right of payment to all Senior Debt and Senior Subordinated Debt of the Issuer and Senior Debt and Senior Subordinated Debt of the Guarantor, respectively.

     The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indentures and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount (up to the maximum aggregate amount of Debt Securities registered under the Registration Statement), in one or more series, in each case as established from time to time by the Issuer or as set forth in the applicable Indenture or in one or more indentures supplemental to the applicable Indenture.

     The Indentures provide that the Issuer may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indentures may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under an Indenture.

     The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to a series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms.

          (1) The title of such Debt Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) The place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of such Debt Securities and the Indenture may be served;

          (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Issuer;

          (9) The obligation, if any, of the Issuer to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) Whether the principal of or interest on the Debt Securities of the series is to be payable, at the election of the Issuer or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

          (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

          (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

          (15) Whether and under what circumstances the Issuer will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities in lieu of making such payment;

          (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor or any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

          (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

          (18) The Person to whom any interest of any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

          (19) Whether such Debt Securities will be issued in certificated or book entry form;

          (20) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

          (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

          (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Guarantor or its Subsidiaries to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Issuer or its Subsidiaries or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants that are described below.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Issuer for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Issuer for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Issuer with respect to any series of Debt Securities, the Issuer may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Issuer will be required to maintain a transfer agent in each place of payment for such series. The Issuer may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Issuer nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business

15 days before the selection of any Debt Securities for redemption and ending at the close of business on (i) if such Debt Securities are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (ii) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; (c) exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

     Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Issuer may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Issuer for a series of Debt Securities will be named in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Issuer may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Issuer will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Issuer will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures provide that the Issuer or the Guarantor may, without the consent of the holders of any outstanding Debt Securities, consolidate with or sell, lease or convey all or substantially all of their assets to, or merge with or into, any other entity provided that (a) either the Issuer or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Guarantor's or the Issuer's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering certain of such conditions shall be delivered to each Trustee.

RANKING OF SENIOR DEBT SECURITIES

     The payment of the principal of and premium, if any, and any interest on the Senior Debt Securities will rank pari passu with all other unsecured unsubordinated obligations of the Issuer.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

     The payment of the principal of and premium, if any, and any interest on the Senior Subordinated Debt Securities (including making any deposit pursuant to the provisions described under "Defeasance" or repurchasing, redeeming or otherwise retiring any Senior Subordinated Debt Securities (collectively, "pay the Debt Securities")) will, to the extent set forth in the Senior Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt of the Issuer. Upon any payment or distribution of assets to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Issuer, the holders of all Senior Debt of the Issuer will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Senior Subordinated Debt Securities will be entitled to receive any payment or distribution in respect of the principal of, premium, if any, or any interest on the Senior Subordinated Debt Securities, and in the event that, notwithstanding the foregoing, the Trustee under the Senior Subordinated Indenture or the Holder of any Senior Subordinated Debt Security receives any payment or distribution of assets of any kind or character before all Senior Debt of the Issuer then due is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Issuer for application to the payment of all Senior Debt of the Issuer then due remaining unpaid, to the extent necessary to pay all Senior Debt of the Issuer then due in full. No payments on account of principal, premium, if any, or any interest in respect of the Senior Subordinated Debt Securities may be made if there shall have occurred and be continuing (i) a default in any payment with respect to any Senior Debt of the Issuer (a "payment event of default"), (ii) an event of default (other than a payment event of default) with respect to any Senior Debt of the Issuer resulting in the acceleration of the maturity thereof, or (iii) any event of default (other than a payment event of default) with respect to Bank Debt permitting the holders thereof to accelerate the maturity thereof after the Issuer or the Trustee under the Senior Subordinated Indenture is notified (a "Payment Notice") of such event by the Agent Bank (as defined herein) until, in the case of this clause (iii), the earlier of (A) 180 days thereafter and (B) the date, if any, on which such event is cured or waived or the related indebtedness is discharged; and in the event that the Issuer makes any payment to the Trustee under the Senior Subordinated Indenture or the Holder of any Senior Subordinated Debt Security prohibited by the foregoing, then such payment will be required to be paid over and delivered forthwith to the appropriate Agent Bank. In the case of clause (iii), after such 180 days, the Issuer may resume payments on the Senior Subordinated Debt Securities unless such Bank Debt has been accelerated. In addition, no more than one Payment Notice may be given in any consecutive 360-day period regardless of the number of non-payment defaults with respect to Senior Debt during such period. No event of default which had occurred and was continuing on the date of receipt by the Issuer of a Payment Notice and was known to any holder of Bank Debt or its Representative with respect to which the first Payment Notice was given may be made the basis for the delivery of a second Payment Notice from such Representative whether or not within any consecutive 360-day period, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. A failure to make any payment with respect to the Senior Subordinated Debt Securities as a result of the rights of the holders of Senior Debt described in this paragraph will not have any effect on the right of the holders of the Senior Subordinated Debt Securities to accelerate the maturity thereof as a result of such payment default.

     The Issuer will agree in the Senior Subordinated Indenture that it will not issue, assume, guarantee, incur or otherwise become liable, directly or indirectly, for any indebtedness, guarantee or obligation which is both subordinate or junior in ranking in any respect to any Senior Debt and senior to the Senior Subordinated Debt Securities.

     Subject to the payment in full of all Senior Debt of the Issuer, the Holders of the Senior Subordinated Debt Securities shall be subrogated to the rights of the holders of Senior Debt of the Issuer to receive payments or distributions of assets of the Issuer applicable to Senior Debt of the Issuer until the Senior Subordinated Debt Securities are paid in full.

     By reason of such subordination, in the event of insolvency, the holders of Senior Debt of the Issuer may recover more, ratably, than the Holders of the Senior Subordinated Debt Securities.

     At June 30, 1997, the Issuer had outstanding approximately $1.530 billion of Senior Debt.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The payment of the principal of and premium, if any, and any interest on the Subordinated Debt Securities (including making any deposit pursuant to the provisions described under "Defeasance" or repurchasing, redeeming or otherwise retiring any Subordinated Debt Securities (collectively, "pay the Debt Securities")) will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior and Senior Subordinated Debt of the Issuer. The applicable Prospectus Supplement will set forth any additional indebtedness to which the Subordinated Debt Securities will be subordinate. Upon any payment or distribution of assets to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Issuer, the holders of all Senior and Senior Subordinated Debt of the Issuer will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment or distribution in respect of the principal of, premium, if any, or any interest on the Subordinated Debt Securities, and in the event that, notwithstanding the foregoing, the Trustee under the Subordinated Indenture or the Holder of any Subordinated Debt Security receives any payment or distribution of assets of any kind or character before all Senior and Senior Subordinated Debt of the Issuer is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Issuer for application to the payment of all Senior and Senior Subordinated Debt of the Issuer remaining unpaid, to the extent necessary to pay all Senior and Senior Subordinated Debt of the Issuer then due in full. No payments on account of principal, premium, if any, or any interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing (i) a default in any payment with respect to any Senior and Senior Subordinated Debt of the Issuer (a "payment event of default"), (ii) an event of default (other than a payment event of default) with respect to any Senior and Senior Subordinated Debt of the Issuer then due resulting in the acceleration of the maturity thereof, or (iii) any event of default (other than a payment event of default) with respect to any Senior and Senior Subordinated Debt of the Issuer then due permitting the holders thereof to accelerate the maturity thereof after the Issuer or the Trustee under the Subordinated Indenture is notified (a "Payment Notice") of such event by the Agent Bank until, in the case of this clause (iii), the earlier of (A) 180 days thereafter and (B) the date, if any, on which such event is cured or waived or the related indebtedness is discharged; and in the event that the Issuer makes any payment to the Trustee under the Subordinated Indenture or the Holder of any Subordinated Debt Security prohibited by the foregoing, then such payment will be required to be paid over and delivered forthwith to the appropriate Agent Bank. In the case of clause (iii), after such 180 days, the Issuer may resume payments on the Subordinated Debt Securities unless such Bank Debt has been accelerated. In addition, no more than one Payment Notice may be given in any consecutive 360-day period regardless of the number of non-payment defaults with respect to Senior and Senior Subordinated Debt during such period. No event of default which had occurred and was continuing on the date of receipt by the Issuer of a Payment Notice and was known to any holder of Bank Debt or its Representative with respect to which the first Payment Notice was given may be made the basis for the delivery of a second Payment Notice from such Representative whether or not within any consecutive 360-day period, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. A failure to make any payment with respect to the Subordinated Debt Securities as a result of the rights of the holders of Senior and Senior Subordinated Debt described in this paragraph will not have any effect on the right of the Holders of the Subordinated Debt Securities to accelerate the maturity thereof as a result of such payment default.

     Subject to the payment in full of all Senior and Senior Subordinated Debt of the Issuer, the Holders of the Subordinated Debt Securities shall be subrogated to the rights of the holders of Senior and Senior Subordinated Debt of the Issuer to receive payments or distributions of assets of the Issuer applicable to Senior and Senior Subordinated Debt of the Issuer until the Subordinated Debt Securities are paid in full.

     By reason of such subordination, in the event of insolvency, the holders of Senior and Senior Subordinated Debt of the Issuer may recover more, ratably, than the Holders of the Subordinated Debt Securities.

     At June 30, 1997, the Issuer had outstanding approximately $2.389 billion of Senior and Senior Subordinated Debt.

CERTAIN DEFINITIONS RELATING TO THE DEBT SECURITIES

     "Agent Bank" means the appropriate agent or agents for lenders from time to time under the Facilities (or any refinancing or replacement facility), or any successor agent or agents thereto.

     "Bank Debt" means the Senior Debt described in clause (i) of the definition of "Senior Debt."

     "Senior Debt" is defined as (i) indebtedness for money borrowed and all obligations, whether direct or indirect, under guarantees, letters of credit, foreign currency or interest rate swaps, foreign exchange contracts, caps, collars, options, hedges or other agreements or arrangements designed to protect against fluctuations in currency values or interest rates, other extensions of credit, expenses, fees, reimbursements, indemnities and all other amounts (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to the Issuer or the Guarantor, as applicable, whether or not a claim for post-filing interest is allowed in such proceeding) owed by the Issuer or the Guarantor, as applicable, in the documents relating to Facilities and any refinancing or any replacement facility, (ii) the principal of and premium, if any, and accrued and unpaid interest (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or the Guarantor, as applicable, whether or not a claim for post-filing interest is allowed in such proceeding), whether existing on the date hereof or hereafter incurred, in respect of (A) indebtedness of the Issuer or the Guarantor, as applicable, for money borrowed, (B) guarantees by the Issuer or the Guarantor, as applicable, of indebtedness for money borrowed by any other person, (C) indebtedness evidenced by notes, debentures, bonds, or other instruments of indebtedness for the payment of which the Issuer or the Guarantor, as applicable, is responsible or liable, by guarantee or otherwise,
(D) obligations of the Issuer or the Guarantor, as applicable, for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (E) obligations of the Issuer or the Guarantor, as applicable, under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified upon the Issuer's or the Guarantor's, as applicable, consolidated balance sheet as a liability, and (F) obligations of the Issuer or the Guarantor, as applicable, under interest rate and/or currency swaps, caps, collars, options and similar arrangements and hedges, and (iii) modifications, renewals, extensions, replacements, refinancings, and refundings of any such indebtedness, obligations or guarantees, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligations or guarantees, or such modifications, renewals, extensions, replacements, refinancings, or refundings thereof, are not superior in right of payment to the Senior Subordinated Debt Securities or the Senior Subordinated Debt Guarantees, as applicable; provided, that Senior Debt will not be deemed to include (a) any obligation of the Issuer or the Guarantor, as applicable, to any Subsidiary (other than obligations pledged pursuant to the Facilities or otherwise as security for obligations of the Issuer or the Guarantor which obligations themselves are Senior Debt), (b) any liability for Federal, state, local or other taxes owed or owing by the Issuer or the Guarantor, as applicable, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, (d) the 9 7/8% Senior Subordinated Notes or the 10 1/2% Subordinated Discount Debentures or (e) any indebtedness, guarantee or obligation of the Issuer or the Guarantor, as applicable, which is subordinate or junior by its terms in any respect to any other indebtedness, guarantee or obligation of the Issuer or the Guarantor, as the case may be. If any Senior Debt is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of the U.S. Bankruptcy Code or any applicable state fraudulent conveyance law, such debt will still constitute Senior Debt.

     "Senior and Senior Subordinated Debt" of any Person means (i) the Senior Debt of such Person, (ii) with the respect to the Issuer, the Senior Subordinated Debt Securities, (iii) with respect to the Guarantor, the Senior Subordinated Debt Guarantees, and (iv) any other indebtedness, guarantee or obligation of the Issuer or the Guarantor, as applicable, that would be Senior Debt, but for the exclusions set forth in paragraphs (d) and (e) of the proviso to such definition; unless, in any case, it is provided that such indebtedness, guarantee or obligation is not superior in right of payment to the Subordinated Debt Securities or the Subordinated Debt Guarantees.

GENERAL SUBORDINATION PROVISIONS

     Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer, the holders of Senior Debt or Senior and Senior Subordinated Debt will be entitled to receive payment in full before the holders of the Debt Securities being subordinated thereto are entitled to receive any payment.

     By reason of such subordination provisions contained in the Indentures, in the event of insolvency, creditors of the Issuer who are holders of Senior Debt may recover more, ratably, than the holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities being subordinated thereto and creditors of the Issuer who are not holders of Senior Debt or of the Senior Subordinated Debt Securities or Subordinated Debt Securities being subordinated thereto may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of such Senior Subordinated Debt Securities or Subordinated Debt Securities.

CERTAIN COVENANTS

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will include the following covenants of the Issuer and the
Guarantor:

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures require each of the Issuer and the Guarantor to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Issuer or the Guarantor shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures require the Issuer and the Guarantor to cause all of their material properties used or useful in the conduct of their business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer or the Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Guarantor, the Issuer and their subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures require the Issuer and Guarantor to cause each of their subsidiaries to maintain reasonably adequate insurance.

     Payment of Taxes and Other Claims. The Indentures require the Issuer and Guarantor to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon them or any subsidiary or upon the income profits or property of the Issuer or Guarantor or any of their subsidiaries and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer or Guarantor or any of their subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, the Indentures provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days (whether or not, in the case of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, payment is prohibited by the subordination provisions thereof); (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due and payable (whether or not, in the case of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, payment is prohibited by the subordination provisions thereof); (c) default in making any sinking fund payment as required for any Debt Security of such series (whether or not, in the case of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, payment is prohibited by the subordination provisions thereof); (d) default in the performance, or breach, of any other covenant or warranty of the Issuer or the Guarantor in the Indentures with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indentures; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Guarantor or the Issuer (or by any subsidiary the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $20,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice to the Issuer as provided in the Indentures; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Guarantor, the Issuer or any Significant Subsidiary of the Issuer; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default under the Indentures with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Issuer (and to the applicable Trustee if given by the holders); provided that in the case of an Event of Default described under the clause (f) with respect to the Issuer of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Issuer shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium, if any), with respect to Debt Securities of such series have been cured or waived as provided in the

Indentures. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indentures that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indentures unless such default shall have been cured or waived; provided that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

     The Indentures provide that, subject to provisions in the Indentures relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any holders of any series of Debt Securities then outstanding under the Indentures, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indentures, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indentures, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Issuer and Guarantor will be required to deliver to each Trustee a certificate, signed by one of the specified officers of the Issuer and Guarantor, stating whether or not such officer has knowledge of any default under the Indentures and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indentures are permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under the Indentures affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy; (c) change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) modify or affect in any manner adverse to the interest of holders of Debt Securities the obligation of the Guarantor under the Debt Guarantees in respect of the due and punctual payment of the principal of (and premium, if any) or interest on the Debt Securities; (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security; or
(g) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indentures, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indentures.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series, on behalf of all holders of Debt Securities of that series, insofar as that series is concerned, may waive compliance by the Issuer and the Guarantor with certain restrictive covenants of the Indentures.

     Modifications and amendments of the Indentures are permitted to be made by the Issuer and the Guarantor and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the obligations of the Issuer and the Guarantor under the Indentures; (b) to add to the covenants of the Issuer and Guarantor for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Issuer and Guarantor in the Indentures; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indentures to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indentures, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indentures by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indentures, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indentures in any material respect; or (j) to supplement any of the provisions of the Indentures to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

     The Indentures provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indentures, and (d) Debt Securities owned by the Issuer or the Guarantor or any other obligor upon the Debt Securities or any affiliate of the Issuer or the Guarantor or of such other obligor shall be disregarded.

     The Indentures contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Issuer or the Guarantor or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indentures. Except for any consent that must be given by the holder or each Debt Security affected by certain modifications and amendments of the Indentures, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indentures will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indentures expressly provide may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indentures.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer and Guarantor will be permitted, at their option, to discharge certain obligations to holders of any series of Debt Securities jointly issued under the Indentures that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable and/or Government Obligations (as defined below) in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Issuer may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the Indentures (including the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligation shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Issuer with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Any such discharge shall result in a discharge of the same obligations of the Guarantor.

     Such a trust will only be permitted to be established if, among other things, the Issuer or the Guarantor has delivered to the applicable Trustee an opinion of counsel (as specified in the Indentures) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indentures. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required be law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     If after the Issuer has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indentures or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, then the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as the same become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Issuer effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described above in clause (d) under "-- Events of Default, Notice and Waiver" with respect to specified sections of the Indentures (which sections would no longer be applicable to such Debt Securities) or described above in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modification to the provisions described above, with respect to the Debt Securities of or within a particular series.

PAYMENT AND PAYING AGENTS

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable to the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Issuer or Guarantor to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Issuer, and the holder of such Debt Security thereafter may look only to the Issuer for payment thereof.

                              PLAN OF DISTRIBUTION

     The Issuer may sell Debt Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the Debt Securities will be named in the applicable Prospectus Supplement.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Issuer or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions or commission. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters under the Securities Act, and any discounts or commission they receive from the Issuer and any profit on the resale of Debt Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Issuer will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Debt Securities will be a new issue with no established trading market. The Issuer may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debt Securities.

     Under agreements into which the Issuer and Guarantor may enter, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Issuer and Guarantor against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, the Issuer and/or the Guarantor in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Issuer will authorize underwriters or other persons acting as the Issuer's agents to solicit offers by certain institutions to purchase Debt Securities from the Issuer pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Issuer, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Debt Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Debt Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Debt Securities and the Debt Guarantees covered by this Prospectus will be passed upon for the Issuer and the Guarantor by Richard A. Kalaher, Esq., Vice President, General Counsel & Secretary of the Issuer, and for any underwriters, dealers or agents by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of American Standard Inc. and American Standard Companies Inc. as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, incorporated by reference in American Standard Inc.'s, and American Standard Companies Inc.'s Annual Reports on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Certain information with respect to German tax matters has been included herein in reliance upon the authority of Meilicke & Partner in German tax matters.

======================================================

  NO DEALER, PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Forward-Looking Statements...........   S-2
The Company..........................   S-3
Use of Proceeds......................   S-4
Ratio of Earnings to Fixed Charges...   S-4
Description of Senior Notes..........   S-5
Underwriting.........................  S-10

                PROSPECTUS
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
The Company..........................     4
Risk Factors.........................     6
Use of Proceeds......................     8
Ratio of Earnings to Fixed Charges...     8
Description of Debt Securities.......     8
Plan of Distribution.................    23
Legal Matters........................    24
Experts..............................    24

======================================================

======================================================

                                  $250,000,000

                             AMERICAN STANDARD INC.

                          GUARANTEED AS TO PAYMENT OF
                           PRINCIPAL AND INTEREST BY

                               AMERICAN STANDARD
                                 COMPANIES INC.

                          7 3/8% SENIOR NOTES DUE 2005
                      ------------------------------------

                       [AMERICAN STANDARD COMPANIES LOGO]
                      ------------------------------------

                              GOLDMAN, SACHS & CO.

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